As filed with the Securities and Exchange Commission on August 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prothena Corporation Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-1111119
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

77 Sir John Rogerson’s Quay, Block C

Grand Canal Docklands

Dublin 2, D02 VK60, Ireland

(Address of Principal Executive Offices, including Zip Code)

Prothena Corporation plc 2018 Long Term Incentive Plan, as amended

Prothena Corporation plc 2020 Employment Inducement Incentive Plan, as amended

(Full title of the plans)

Michael J. Malacek

Chief Legal Officer and Company Secretary

Prothena Corporation plc

c/o Prothena Biosciences Inc.

331 Oyster Point Boulevard

South San Francisco, California 94080

(650) 837-8550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Sharon Flanagan

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, California 94104

(415) 772-1271

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). This Registration Statement on Form S-8 is filed by Prothena Corporation plc (the “Registrant”) regarding the Prothena Corporation plc 2018 Long Term Incentive Plan, as amended (the “2018 Plan”) and the Prothena Corporation plc 2020 Employment Inducement Incentive Plan, as amended (together with the 2018 Plan, the “Plans”). Documents containing the information required by Part I of the Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Registrant’s Registration Statement on Form 10 (File No. 001-35676) filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 1, 2012, including the description of the Registrant’s ordinary shares contained therein, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the Commission on February 28, 2023;

(b) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 28, 2023;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 4, 2023;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Commission on August 3, 2023; and

(e) The Registrant’s Current Reports on Form 8-K filed with the Commission on April  28, 2023, May  16, 2023, May  19, 2023, and July 10, 2023.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the ordinary shares offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Irish law, a company may not exempt or indemnify its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

The Irish Companies Act 2014 (the “Companies Act”) permits a company to pay the costs or discharge the liability of a director or the secretary only where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary. Any obligation of an Irish company that purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director or secretary and the company.

The Registrant’s Amended and Restated Memorandum and Articles of Association (the “Constitution”), which has been publicly filed with the Commission, provides, so far as is permitted under the Companies Act, that every director and the secretary shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

In addition, the Constitution provides that the Registrant shall indemnify any of its current or former executives (excluding any directors or secretary), or any person who is serving or has served at the Registrant’s request as a director, executive or trustee of another company, joint venture, trust or other enterprise (each, a “Covered Person”), against expenses, including attorneys’ fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, by reason of the fact that he or she is or was a Covered Person.

The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by us.

The Registrant has also entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, arising out of the person’s services as a director or executive officer.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association (Constitution) of Prothena Corporation plc. (1)
4.2	Prothena Corporation plc 2018 Long Term Incentive Plan. (2)
4.3	First Amendment to the Prothena Corporation plc 2018 Long Term Incentive Plan. (3)
4.4	Second Amendment to the Prothena Corporation plc 2018 Long Term Incentive Plan. (4)
4.5	Third Amendment to the Prothena Corporation plc 2018 Long Term Incentive Plan. (5)
4.6	Fourth Amendment to the Prothena Corporation plc 2018 Long Term Incentive Plan. (6)
4.7	Prothena Corporation plc 2020 Employment Inducement Incentive Plan. (7)
4.8	First through Thirteenth Amendments to the Prothena Corporation plc 2020 Employment Inducement Incentive Plan. (8)
4.9	Fourteenth Amendment to the Prothena Corporation plc 2020 Employment Inducement Incentive Plan. (9)
5.1*	Opinion of A&L Goodbody.
23.1*	Consent of KPMG LLP.
23.2*	Consent of A&L Goodbody (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Calculation of Filing Fee Table.

*	Filed herewith.
(1)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 25, 2016.
(2)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 18, 2018.
(3)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 22, 2020.
(4)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 21, 2021.
(5)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2022.
(6)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2023.
(7)	Incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2020.
(8)	Incorporated by reference to Exhibit 10.22 of the Registrant’s Annual Report on Form 10-K filed with the Commission on February 28, 2023.
(9)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 4, 2023.

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 3rd of August, 2023.

PROTHENA CORPORATION PLC

By:	/s/ Gene G. Kinney
Gene G. Kinney, Ph.D. President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gene G. Kinney, Tran B. Nguyen and Michael J. Malecek, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all post-effective amendments), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gene G. Kinney Gene G. Kinney, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2023

/s/ Tran B. Nguyen Tran B. Nguyen	Chief Strategy Officer and Chief Financial Officer (Principal Financial Officer)	August 3, 2023

/s/ Karin L. Walker Karin L. Walker	Chief Accounting Officer (Principal Accounting Officer)	August 3, 2023

/s/ Lars G. Ekman Lars G. Ekman, M.D., Ph.D.	Chairman of the Board	August 3, 2023

/s/ Paula K. Cobb Paula K. Cobb	Director	August 3, 2023

/s/ Richard T. Collier Richard T. Collier	Director	August 3, 2023

/s/ Shane M. Cooke Shane M. Cooke	Director	August 3, 2023

/s/ William H. Dunn, Jr. William H. Dunn, Jr., M.D.	Director	August 3, 2023

/s/ K. Anders O. Härfstrand K. Anders O. Härfstrand, M.D., Ph.D.	Director	August 3, 2023

/s/ Helen S. Kim Helen S. Kim	Director	August 3, 2023

/s/ Oleg Nodelman Oleg Nodelman	Director	August 3, 2023

/s/ Dennis J. Selkoe Dennis J. Selkoe, M.D.	Director	August 3, 2023